UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

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HOME DIAGNOSTICS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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HOME DIAGNOSTICS, INC.
2400 NW 55th Court, Fort Lauderdale, Florida 33309

Dear Stockholder:

On behalf of the Board of Directors, we invite you to attend the 2007 Annual Meeting of Stockholders of Home Diagnostics, Inc. We will hold the meeting at 9:00 a.m. Eastern Time on June 5, 2007 at the Fort Lauderdale Marriott North Hotel, 6650 North Andrews Avenue, Fort Lauderdale, Florida 33309.

On the following pages you will find the Notice of Annual Meeting of Stockholders and Proxy Statement giving information concerning the matters to be acted on at the meeting. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 is enclosed.

We hope you will be able to attend the meeting in person. Whether or not you plan to attend, please take the time to vote by completing and returning your proxy card in the enclosed envelope before the meeting. If you attend the meeting, you may, if you wish, revoke your proxy and vote in person.

Thank you for your interest in Home Diagnostics, Inc.

Sincerely,

George H. Holley Chairman of the Board	J. Richard Damron, Jr. President and Chief Executive Officer

HOME DIAGNOSTICS, INC.
2400 NW 55th Court, Fort Lauderdale, Florida 33309

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 5, 2007

To the Stockholders of Home Diagnostics, Inc.:

The Board of Directors of Home Diagnostics, Inc., a Delaware corporation (the “Company”), hereby gives notice that the 2007 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) will be held on June 5, 2007 at 9:00 a.m. Eastern Time at the Fort Lauderdale Marriott North Hotel, 6650 North Andrews Avenue, Fort Lauderdale, Florida 33309, for the following purposes, as more fully described in the accompanying Proxy Statement:

1. To elect two Class I directors as members of the Board of Directors of the Company, each to serve for a term of three years or until his successor has been elected and qualified;

2. To ratify the selection of PricewaterhouseCoopers LLP as independent auditors of the Company for the fiscal year ending December 31, 2007; and

3. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Only stockholders of record at the close of business on April 16, 2007, the record date for the Annual Meeting, will be entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof. All holders of record of shares of the Company’s Common Stock at close of business on the record date are entitled to vote at the Annual Meeting by sending in the proxy voting form by the specified deadline or by attending the Annual Meeting and casting their vote in person.

BY ORDER OF THE BOARD OF DIRECTORS

Ronald L. Rubin
Vice President, Chief Financial Officer and Secretary

April 27, 2007

IMPORTANT:  WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND MAIL PROMPTLY THE ACCOMPANYING PROXY CARD BY THE DEADLINE (INDICATED ON THE PROXY CARD) IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THIS WILL ENSURE THE PRESENCE OF A QUORUM AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY CARD.

HOME DIAGNOSTICS, INC.
2400 NW 55th Court, Fort Lauderdale, Florida 33309

PROXY STATEMENT

2007 ANNUAL MEETING OF STOCKHOLDERS

Home Diagnostics, Inc., a Delaware corporation (the “Company” or “HDI”), is furnishing this Proxy Statement and the enclosed proxy in connection with the solicitation of proxies by the Board of Directors of the Company for use at the 2007 Annual Meeting of Stockholders to be held on June 5, 2007 at 9:00 a.m. Eastern Time, at the Fort Lauderdale Marriott North Hotel, 6650 North Andrews Avenue, Fort Lauderdale, Florida 33309, and at any adjournments or postponements thereof (the “Annual Meeting”). This Proxy Statement and the enclosed proxy are first being sent to stockholders on or about April 27, 2007.

Only holders of the Company’s common stock, par value $0.01 per share (the “Common Stock”), as of the close of business on April 16, 2007 (the “Record Date”) are entitled to vote at the Annual Meeting. Stockholders who hold shares of Common Stock in “street name” may vote at the Annual Meeting only if they hold a valid proxy from their broker. As of the Record Date, there were 17,924,647 shares of Common Stock outstanding.

A majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting must be present in person or by proxy in order for there to be a quorum at the Annual Meeting. Stockholders of record who are present at the Annual Meeting in person or by proxy and who abstain from voting, including brokers holding customers’ shares of record who cause abstentions to be recorded at the Annual Meeting and broker non-votes, will be included in the number of stockholders present at the Annual Meeting for purposes of determining whether a quorum is present.

Registration and seating will begin at 8:30 a.m. All stockholders attending the Annual Meeting will be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

Each stockholder of record is entitled to one vote at the Annual Meeting for each share of Common Stock held by such stockholder on the Record Date. Stockholders do not have cumulative voting rights. Stockholders may vote their shares by using the proxy card enclosed with this Proxy Statement. All proxy cards received by the Company that are properly signed and have not been revoked will be voted in accordance with the instructions contained in the proxy cards. If a signed proxy card is received that does not specify a vote or an abstention and is not revoked prior to exercise, the shares represented by that proxy card will be voted as recommended by the Board of Directors as follows:

FOR the election of the director nominees.

FOR the ratification of the selection of PricewaterhouseCoopers LLP as independent auditors of the Company for the fiscal year ending December 31, 2007.

The Company does not anticipate, as of the date hereof, any matters to be voted upon at the Annual Meeting other than those stated in this Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders. If any other matters are properly brought before the Annual Meeting, to the extent allowed under Delaware law, the enclosed proxy card gives discretionary authority to the persons named as proxies to vote the shares represented by the proxy card in their discretion.

Under Delaware law, if a quorum exists at the Annual Meeting, the affirmative vote of a plurality of the votes cast at the Annual Meeting is required for the election of directors. A properly executed proxy marked “Withhold authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. For each other item, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked “Abstain” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

The Company requests that brokerage firms, bank nominees and other institutions that act as nominees or fiduciaries for owners of Common Stock, forward this Proxy Statement and proxies to persons for whom they hold shares and obtain authorization for the execution of proxies. If shares are held in the name of a brokerage firm, bank or nominee, only the brokerage firm, bank or nominee can sign a proxy with respect to stockholders’ shares. Accordingly, such stockholder will not be able to vote their shares in person should they attend the Annual Meeting. Instead, the stockholder should contact the person responsible for their account and give instructions for a proxy representing their shares to be signed and voted as directed.

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count “For” and “Withhold” and, with respect to any proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business but will not be counted for purposes of determining whether a proposal has been approved.

If a stockholder’s shares are held by a broker, bank or other agent as nominee (that is, in “street name”), the stockholder must obtain a proxy form from the institution that holds such shares and follow the instructions included on that form regarding how to instruct the broker, bank or other agent to vote such shares. If the stockholder does not give instructions to the broker, bank or other agent, they can vote such shares with respect to certain routine items, such as Proposal 1, the election of directors, but not with respect to other items. On non-routine items for which the stockholder does not give instructions to the broker, bank or other agent, the shares will be treated as broker non-votes.

A stockholder of record may revoke a proxy at any time before it is voted at the Annual Meeting by (a) delivering a proxy revocation or another duly executed proxy bearing a later date to the Secretary of the Company or (b) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not revoke a proxy unless the stockholder actually votes in person at the Annual Meeting.

The proxy card accompanying this Proxy Statement is solicited by the Board of Directors of the Company. The Company will pay all of the costs of soliciting proxies. In addition to solicitation by mail, officers, directors and employees of the Company may solicit proxies personally, or by telephone, without receiving additional compensation. The Company, if requested, will also pay brokers, banks and other fiduciaries who hold shares of Common Stock for beneficial owners for their reasonable out-of-pocket expenses of forwarding these materials to stockholders.

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 is enclosed with this Proxy Statement for each stockholder.

PROPOSAL 1 — ELECTION OF DIRECTORS

The number of members of the Company’s Board of Directors has been established as six by the Board. Currently, there are five directors serving on the Board and one vacancy. Pursuant to the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By-laws, both adopted in connection with the Company’s initial public offering of shares of Common Stock in September 2006, the Board of Directors of the Company is divided into three classes serving staggered terms, with the Class I directors serving an initial term of one year expiring at the Company’s 2007 Annual Meeting of Stockholders, the Class II directors serving an initial term of two years expiring at the Company’s 2008 Annual Meeting of Stockholders and the Class III directors serving an initial term of three years expiring at the Company’s 2009 Annual Meeting of Stockholders. Upon expiration of the initial term of each class of directors, the directors of such class shall be elected for further terms of three years. The Board of Directors has nominated Donald P. Parson, the incumbent Class I director of the

Corporation, to stand for re-election as a Class I director, and Tom Watlington to stand for election as a Class I director, each to serve a term of three years. Each director so elected will hold office until the 2010 Annual Meeting of Stockholders and the election and qualification of his successor. Each nominee has indicated that he is willing and able to serve as a Class I director of the Company.

Directors are elected by a plurality of votes cast at the Annual Meeting; any shares not voted (by abstention, broker non-vote, or otherwise) have no impact on the vote. If you do not wish your shares to be voted for either or both nominees, you may so indicate in the space provided on the proxy form for withhold authority. All proxies received by the Board of Directors will be voted FOR Messrs. Parson and Watlington if no direction to the contrary is given. In the event that a nominee is unable or declines to serve, the proxies will be voted for the election of any alternate nominee who is designated by the Board of Directors. Proxies cannot be voted for a greater number of persons than the number of nominees named.

The Board of Directors has affirmatively determined that each nominee qualifies for election under the criteria for evaluation of directors described under “Process for Identifying and Evaluating Nominees” on page 10 of this Proxy Statement. In addition, the Board of Directors has determined that each nominee qualifies as independent under applicable regulations. See “Director Independence” on pages 10 and 11 of this Proxy Statement.

Biographical information regarding the nominees is set forth in the section entitled “Management of the Company — Executive Officers and Directors” below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES AS CLASS I MEMBERS OF THE BOARD OF DIRECTORS OF THE COMPANY

PROPOSAL 2 — RATIFICATION OF THE SELECTION OF THE INDEPENDENT AUDITORS

In April 2007, the Board of Directors determined that the annual selection of the independent auditors would be submitted to the Company’s stockholders for ratification. The Board selected PricewaterhouseCoopers LLP to serve as the Company’s independent auditors for 2007, subject to ratification by the Company’s stockholders. PricewaterhouseCoopers LLP served as the Company’s independent auditors in 2006.

One or more representatives of PricewaterhouseCoopers LLP are expected to attend the Annual Meeting and will be available to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.

Assuming the presence of a quorum, the affirmative vote of a majority of the votes entitled to be cast by the stockholders that voted for or against or expressly abstained from voting is necessary to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending December 31, 2007. The enclosed form of proxy provides a means for you to vote for, to vote against or to abstain from voting with respect to the ratification of the selection of the Company’s independent auditors. If you execute and return a proxy, the persons named in the accompanying proxy will vote in accordance with the choice specified thereon, or if no choice is properly indicated, in favor of the ratification of the selection of PricewaterhouseCoopers LLP as independent auditors.  In determining whether this item has received the requisite number of affirmative votes, an abstention will have the effect of a vote against the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors, and a broker non-vote will not have any effect on the vote.

In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of the Company and the stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007.

MANAGEMENT OF THE COMPANY

The executive officers of the Company, members of the Board of Directors and nominee are identified below:

Name	Age	Position with the Company

J. Richard Damron, Jr.	57	President and Chief Executive Officer and Director (Class III)
Ronald L. Rubin	41	Vice President, Chief Financial Officer and Secretary
Christopher J. Avery	44	Managing Director, Home Diagnostics (UK) Limited
Daniel S. Falter	44	Vice President, Marketing
Gregg A. Johnson	46	Vice President, Consumer Healthcare
T. Gary Neel	44	Vice President, Research and Development
Jon M. Schneider	59	Senior Vice President, Operations
Robert Tsao	50	Managing Director, Applied Sciences Corporation
George H. Holley(1)	66	Chairman of the Board (Class III)
Donald P. Parson(2)	65	Vice Chairman of the Board (Class I)
G. Douglas Lindgren(1)(2)	62	Director (Class II)
Richard A. Upton(1)(2)	43	Director (Class II)
Tom Watlington	51	Director Nominee (Class I)

(1)	Member of Compensation Committee.

(2)	Member of Audit Committee.

Executive Officers and Directors

J. Richard Damron, Jr. has served as President and Chief Executive Officer and as a director of HDI since February 2001. Mr. Damron served as a consultant to HDI from August 2000 to February 2001. Mr. Damron has been employed in the medical products industry since 1980, in both operational and financial roles. Prior to joining HDI, Mr. Damron was Senior Vice President and Chief Financial Officer of Apollo Eye Group, Inc. He previously served as Senior Vice President, Mergers and Acquisitions and Chief Financial Officer of Chiron Vision Corp, was a partner in the investment firm of Tullis Cook & Co., and was the Executive Vice President of Operations at Cooper Vision Cilco. Mr. Damron holds a Bachelor of Business Administration in Accounting from Marshall University.

Ronald L. Rubin has served as Chief Financial Officer and Secretary of HDI since November 2005. Prior to joining HDI, Mr. Rubin held the position of Executive Vice President and Chief Financial Officer for Waste Services, Inc., a solid waste services company operating in the United States and Canada, from September 2003 to May 2005. Prior to that, Mr. Rubin served as Chief Accounting Officer and Controller for Paxson Communications Corporation, from February 2001 to August 2003, and in various capacities for AutoNation Inc., a Fortune 100 company, from March 1996 to February 2001, most recently as Vice President, Controller. Mr. Rubin earned a Bachelor of Science in Accounting from American University and a Master of Science in Taxation from Florida International University. Mr. Rubin is a Certified Public Accountant.

Christopher J. Avery has served as Managing Director of Home Diagnostics (UK) Limited, a wholly owned subsidiary of HDI, since its acquisition by HDI in May 2005, and prior to that served as its General Manager from January 2000 to May 2005. Prior to joining DiagnoSys Medical, Mr. Avery worked for LifeScan UK, a Johnson & Johnson Company, in sales and sales management, and as the Government and Professional Relations Manager. He also held multiple positions at Hypoguard, including Project Manager, where he led the test strip team and developed multiple products and manufacturing processes. Mr. Avery holds a Certificate in Business Administration from Southampton University Management School and a High National Diploma in Mechanical Engineering from Suffolk College of Higher and Further Education.

Daniel S. Falter has served as Vice President, Marketing of HDI since January 2007. Prior to joining HDI, Mr. Falter was Senior Director of Marketing and Product Commercialization for Andrx Corporation, now a wholly owned subsidiary of Watson Pharmaceuticals, Inc. From 2001 to 2204, Mr. Falter served as Senior Marketing Manager, Product Growth and Strategy for Caremark, Inc., a pharmacy benefit manager. Prior to Caremark, Mr. Falter worked as a marketing consultant from 2000 to 2001, Associate Director of Marketing for Searle/Pharmacia (now owned by Pfizer) from 1998 to 2000, and various management positions in marketing, sales and finance at Abbott Laboratories from 1988 to 1998. Mr. Falter began his career working at Arthur Andersen in Chicago. Mr. Falter earned a Bachelor of Business Administration from the University of Notre Dame.

Gregg A. Johnson has served as Vice President, Consumer Healthcare of HDI since 2001. Mr. Johnson joined HDI in October 1999. Prior to joining HDI, Mr. Johnson held the positions of Manager of National Accounts at Becton Dickinson Corp. Consumer Healthcare and Regional Sales Manager at Roche Diagnostics Corporation, Patient Care Systems Division. Mr. Johnson earned a Master of Management from Northwestern University’s Kellogg School of Management and a Bachelor of Science from Illinois State University.

T. Gary Neel has served as Vice President, Research and Development of HDI since June 2006. From September 2000 to June 2006, he served as the Director, Engineering — Research and Development. Mr. Neel came to HDI from Boehringer Mannheim Diagnostic Corporation, which was acquired by Roche Diagnostics, where he worked for 14 years. Mr. Neel has studied Laser Electro-Optics and Electrical Engineering at Purdue University, University of Houston and Texas State Technical College.

Jon M. Schneider has served as Senior Vice President of HDI, Operations since 1998. He came to HDI in 1992. He has been active in the medical products industry since 1973, holding management positions at Baxter International and American Hospital Supply Corporation. Mr. Schneider has worked in various fields within the industry, including manufacturing, distribution, customer service, and materials management. Mr. Schneider graduated from the University of Miami with a Bachelor of Business Administration in Finance/Political Science and has done postgraduate work at the University of Pennsylvania.

Robert Tsao has served as Managing Director of Applied Sciences Corporation, a wholly owned subsidiary of HDI, since 1990. Mr. Tsao has extensive experience in the manufacturing industry and is recognized by the American Production Inventory Control Society, the world’s largest management association in the manufacturing domain, as a Certified Production Inventory Manager. Mr. Tsao earned a BSIE degree from Chung Yuan College, an MSIE degree from National Ching Hwa University, and an EMBA degree from National Taiwan University.

George H. Holley has served as a director of HDI and Chairman of the Board of HDI since 1985. Mr. Holley is the co-founder of HDI. He served as the Company’s President and Chief Executive Officer from 1994 to 1997. Mr. Holley has served as President of U.S. Sign & Fabrication, a signage wholesaler, since 1991 and as President of Eye Level Corp., a consumer products company, since 2001. Prior to starting his own business ventures, Mr. Holley was employed with General Electric from 1967 through 1979. He graduated from Northwestern University’s Kellogg School of Management with a Master of Business Administration in Management/Marketing, and from the University of Notre Dame with a Bachelor of Business Administration in Finance.

Donald P. Parson has served as Vice Chairman of the Board since 2001 and has been a director of HDI since 1996. Mr. Parson is of counsel to the New York law firm of Satterlee Stephens Burke & Burke LLP, which acts as corporate counsel to HDI. He is a director of two publicly traded mutual funds, Philadelphia Fund and Eagle Growth Fund. Mr. Parson received a Juris Doctorate from Syracuse University College of Law, an L.L.M. from New York University School of Law, and a Bachelor of Arts from Duke University.

G. Douglas Lindgren has served as a director of HDI since March 2006. Since 1991, Mr. Lindgren has been President of Lindgren Equity Capital, Inc, a private equity firm he founded to invest in leveraged buy-outs and venture capital investments. Prior to that, Mr. Lindgren was President and CEO of Hunter-Melnor, Inc., which manufactured and marketed Hunter ceiling fans, Melnor lawn care products, and Kenroy lighting. His career has included various sales and marketing positions with General Electric Company, Texas Instruments, and The Toro Company. Mr. Lindgren received a Bachelor of Arts from University of Washington and a Masters in Business Administration from University of Michigan.

Richard A. Upton has served as a director of HDI since March 2006. He is the President of Upton Advisors, LLC, a healthcare investment bank. Mr. Upton has been advising companies since 1993, both as a senior healthcare investment banker for Salomon Brothers and for Bear, Stearns & Co. and as an independent advisor. Mr. Upton has served as a director of numerous private companies and serves as Chairman of the Board of Trustees for Pine Hill Waldorf School. Mr. Upton received a Masters in Business Administration from University of Virginia’s Darden School of Business Administration and a Bachelor of Arts degree from Amherst College.

Tom Watlington has served as the Chief Executive Officer of Triage Wireless Inc., a medical device company, since February 2006. From February 2006 until December 2006, Mr. Watlington also served as President of Naviscan Pet Systems, a radiopharmaceutical company. From January 1999 through September 2004, Mr. Watlington served as Senior Vice President of Commercial Operations of Biosite Inc., a medical device company, and from September 2004 until January 2006, he served as Executive Vice President and Chief Operating Officer of Biosite Inc. Mr. Watlington has a Bachelor of Science degree from the University of Maryland.

There are no family relationships among any of the Company’s directors, director nominee or executive officers.

BOARD MEETINGS AND COMMITTEES

During 2006, the Company’s Board of Directors held four meetings and acted by unanimous written consent on nine occasions. In connection with the Company’s initial public offering in September 2006, the Company established two standing committees of the Board of Directors: an Audit Committee and a Compensation Committee. The Company does not have a nominating committee. Because of the small size of the Board, the Board has determined not to establish a nominating committee at the present time in order to allow for the involvement of each Board member in the nominating process. The Board has not adopted a charter relating to the nominating process, but has adopted written procedures for the nomination of directors. During 2006, the Audit Committee met five times, and the Compensation Committee met once. During 2006, each member of the Board of Directors attended at least 75% of the in the aggregate of (i) the total number of meetings of the Board of Directors held during the period for which he has been a director and (ii) the total number of meetings held by all committee of the Board of Directors on which he served during the period that he served.

Audit Committee.  The Audit Committee was established by the Board of Directors on March 30, 2006 in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. Prior to this date, the functions of the Audit Committee were performed by the Board of Directors as a whole. During 2006, the Audit Committee was comprised of G. Douglas Lindgren (Chairman), Donald P. Parson and Richard A. Upton. As a recent public company, the Company has relied upon certain Securities and Exchange Commission (“SEC”) and NASDAQ exemptions (including SEC Rule 10A-3(b)(1)(iv)(A)) allowing a minority of the members of the Audit Committee to be exempt from the SEC’s and NASDAQ’s independent requirements for a period of up to one year from the Company’s initial public offering. Mr. Parson does not meet the independence requirements of SEC Rule 10A-3 or the listing standards of the NASDAQ Stock Market for audit committee members because he is of counsel to the law firm of Satterlee Stephens Burke & Burke LLP, counsel to the Company. Each of Messrs. Lindgren and Upton do meet such independence requirements. The Board appointed Mr. Parson to the Audit Committee because at the time of his appointment, the Board did not have three independent directors as defined under the listing standards for the NASDAQ Stock Market and determined that Mr. Parson was the best qualified for such position of the remaining members of the Board based on his knowledge, experience and other personal qualifications. The Company intends to replace Mr. Parson as a member of the Audit Committee with a Board member meeting such independence requirements prior to September 22, 2007. The Board of Directors has determined that the Company’s reliance on the exemptions from the SEC requirements relating to the independence of audit committee members with respect to Mr. Parson has not and would not materially adversely affect the ability of the Audit Committee to act independently and satisfy the other requirements of SEC Rule 10A-3. Each member of the Audit Committee is “financially literate” as the Board of Directors, in its business judgment, interprets such qualification. Mr. Lindgren is qualified as an “audit committee financial expert” within the meaning of SEC regulations. Mr. Lindgren has earned an M.B.A. from the University of Michigan. Mr. Lindgren served as the President and Chief Executive Officer of Hunter-Melnor, Inc., a ceiling fan, lighting and lawn care manufacturing company, from 1988 to 1991. In such position, Mr. Lindgren was responsible for the supervision of finance and accounting activities. Mr. Lindgren has experience assessing the performance of companies with respect to the evaluation of financial statements in connection with his service as President of Lindgren Equity Capital, Inc., a private equity firm he founded in 1991 to invest in leveraged buy-outs and venture capital investments. The Board of Directors has determined, in the exercise of its business judgment, that Mr. Lindgren has accounting and related financial management expertise within the meaning of the listing standards of the NASDAQ Stock Market. The Audit Committee, among other responsibilities, recommends the hiring of the Company’s independent auditors, reviews the functions of management and the Company’s independent auditors pertaining to the Company’s audits and the preparation of the Company’s financial statements and performs such other related duties and functions as are deemed appropriate by the Audit Committee. The Audit Committee is governed by a charter adopted by the Board of Directors on March 30, 2006. You can obtain a copy of this charter by requesting a copy from the Secretary of the Company or by accessing the Company’s website at www.homediagnostics.com.  The Audit Committee has performed an annual review and assessment of its charter and determined that no amendments are necessary at this time.

Compensation Committee.  The Compensation Committee was formed on March 30, 2006. Prior to this date, the functions of the Compensation Committee were performed by the Board of Directors as a whole. The Compensation Committee consists of Richard A. Upton (Chairman), George H. Holley and G. Douglas Lindgren. The Board of Directors has determined that all members of the Compensation Committee are independent directors under the NASDAQ Stock Market listing standards. The Compensation Committee administers the Company’s benefit plans, reviews and administers all compensation arrangements for executive officers, and establishes and reviews general policies relating to the compensation and benefits of the Company’s officers and employees.

The Compensation Committee is directly responsible to the Board of Directors, and through the Board to the Company’s stockholders, for developing and administering the compensation programs for the Company’s executive officers. Three members of the Company’s Board of Directors sit on the Compensation Committee, all of whom are independent directors under the NASDAQ listing requirements. The Compensation Committee’s functions are more fully described in its charter which has been approved by the Board of Directors. The charter may be found on the Company’s website www.homediagnosticsinc.com.

In making its determinations with respect to executive compensation, the Compensation Committee is supported by the CEO, the CFO and the Director of Human Resources. In 2006, the Compensation Committee retained the services of Pearl Meyer & Partners to assist with its review of the compensation package of its executive officers. In addition, Pearl Meyer & Partners was retained to assist the Compensation Committee with several projects, including benchmarking of director and executive compensation and the preparation of this document. Pearl Meyer & Partners does not provide any other services to the Compensation Committee or the Company other than compensation consulting related services.

The Compensation Committee retains Pearl Meyer & Partners directly, although in carrying out assignments, Pearl Meyer & Partners also interacts with Company management when necessary and appropriate. Specifically, the CEO, CFO and Director of Human Resources interact with the consultants in order to provide compensation and performance data for the executive officers and the Company.

The Compensation Committee often requests the CEO to be present at Committee meetings where executive compensation and Company performance are discussed and evaluated. The Compensation Committee solicits the CEO’s input and insight, suggestions or recommendations regarding executive compensation if present during these meetings or at other times.

The Compensation Committee meets with the CEO to discuss his own compensation package, but ultimately, decisions regarding his compensation are made solely based upon the Compensation Committee’s deliberations. Decisions regarding other executive officers are made by the Compensation Committee considering recommendations from the CEO.

In connection with the Company’s initial public offering in September 2006 (the “IPO”), the Board of Directors of the Company approved the charter of the Compensation Committee. The Compensation Committee will perform an annual review and assessment of its charter. Stockholders can obtain a copy of this charter by requesting a copy from the Secretary of the Company or by accessing the Company’s website at www.homediagnostics.com.

Compensation Committee Interlocks and Insider Participation.  No member of the Compensation Committee (i) was an officer or employee of the Company or a subsidiary of the Company during 2006, (ii) was formerly an officer of the Company or a subsidiary of the Company or (iii) had any relationship required to be disclosed pursuant to Item 404 of Regulation S-K, except that Mr. Holley served as Chief Executive Officer of the Company from 1994 to 1997.

During fiscal 2006, none of the Company’s executive officers served as (a) a member of a compensation committee of another company, one of whose executive officers served on the Company’s Compensation Committee; (b) a director of another company, one of whose executive officers served on the Company’s Compensation Committee; or (c) a member of a compensation committee of another company, one of whose executive officers served as one of the Company’s directors.

DIRECTOR COMPENSATION

The Board of Directors has adopted a director compensation plan that provides for each non-employee director to receive an annual retainer of $20,000. The Chairman of the Board is entitled to an additional annual retainer of $15,000, the Chairman of the Audit Committee is entitled to an additional annual retainer of $10,000, and the Chairman of the Compensation Committee is entitled to an additional retainer of $5,000. Non-employee directors are entitled to a meeting fee of $2,000 for each Board meeting attended in person and $1,000 for each Board committee meeting attended in person. The meeting fees for attendance by teleconference are one-half of the fees for attendance in person. Each non-employee director is entitled to an annual stock option grant with a fair market value equal to approximately $50,000. Each such annual stock option grant will have an exercise price equal to the fair market value of the Common Stock of the Company on the date of grant. Each director’s stock option grant will vest ratably in annual installments over such director’s remaining term at the time of the grant. Pursuant to this compensation plan, on September 26, 2006, each of the non-employee directors (Messrs. Holley, Parson, Lindgren and Upton) was granted an option to purchase 8,500 shares of the Common Stock of the Company at an exercise price equal to $12.00 per share vesting over the years remaining on such director’s term. Directors are also entitled to reimbursement for their reasonable out-of-pocket expenses in connection with their travel and attendance at meetings of the Board or committees thereof.

2006 Compensation of Non-Management Directors.  The following table lists the 2006 non-management director compensation.

Director Compensation

	Fees Earned or	All Other
	Paid in Cash	Option Awards		Compensation		Total
Name	($)	($)(1)		($)(2)		($)

George H. Holley	33,471	48,649	(3)	61,024	(4)	143,144
Donald P. Parson	9,357	48,709	(3)	14,143		72,209
G. Douglas Lindgren	34,000	22,100	(3)	—		56,100
Richard A. Upton	29,000	22,100	(3)	—		51,100

(1)	For grants after January 1, 2006, based on Black Scholes fair value and expense recognition under SFAS 123R. For grants prior to January 1, 2006, amount determined based on fair value assumptions for pro forma stock-based compensation expense as disclosed in Note 2 to the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

(2)	Other compensation includes value of medical insurance benefits in lieu of cash for director retainer fees.

(3)	Grant date fair value of award was $44,200.

(4)	Includes administrative services valued at $55,995.

The following table sets forth outstanding stock options as of December 31, 2006 for non-management directors:

Outstanding Equity Awards

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised
	Options	Options
	(#)	(#)
Name	Exercisable	Unexercisable

George H. Holley	448,110	75,190
Donald P. Parson	400,140	52,960
G. Douglas Lindgren	0	8,500
Richard A. Upton	0	8,500

DIRECTOR NOMINATIONS

General.  All director nominees must be selected or recommended for the Board’s selection by a majority of the independent directors of the Board. In considering candidates for the Board of Directors, the Board of Directors of the Company considers the entirety of each candidate’s credentials. The Board of Directors may consider candidates for the Board of Directors from any reasonable source, including from a search firm engaged by the Board of Directors or stockholder recommendations, provided the procedures set forth below are followed. The Board of Directors does not intend to alter the manner in which it evaluates candidates based on whether or not the candidate is recommended by a stockholder. However, in evaluating a candidate’s relevant business experience, the Board of Directors may consider previous experience as a member of a board of directors.

Stockholder Recommendations.  A stockholder who wishes to recommend a prospective nominee for the Board of Directors should notify the Board of Directors in writing at 2400 NW 55th Court, Fort Lauderdale, Florida 33309 with whatever supporting material the stockholder considers appropriate, including (a) the name and address of the stockholder making the recommendation and the number of shares of the Company’s Common Stock that are owned beneficially and of record by such stockholder; (b) appropriate biographical information and a statement as to the qualifications of the individual being recommended as a potential director; (c) a description of all arrangements or understandings (if any) between the stockholder and the individual being recommended; (d) such information about the individual being recommended as would be required for inclusion in a proxy statement filed under then current SEC rules; and (e) an indication of the individual’s willingness to serve as a director of the Company. A stockholder recommendation should be submitted at least 90 days prior to the one-year anniversary of the last Annual Meeting of Stockholders of the Company. Additional information may be requested from time to time by the Board of Directors from the individual being recommended or the recommending stockholder.

STOCKHOLDER NOMINATIONS FROM THE FLOOR OF THE ANNUAL MEETING

The Company’s Amended and Restated Bylaws provide that any stockholder entitled to vote at an annual stockholders’ meeting may nominate one or more director candidates for election at that annual meeting by following certain prescribed procedures. Not later than 90 days before the anniversary date of the immediately preceding annual meeting, the stockholder must provide to the Company’s Secretary written notice of the stockholder’s intent to make such a nomination or nominations. The notice must contain the following information:

•	The name and record address of the stockholder making the nomination and the name, age, principal occupation or employment, and business and residence addresses of the person or persons to be nominated;

•	The class and number of shares of Company stock that each of the nominating stockholder and proposed nominees beneficially owns;

•	Any material interest of the nominating stockholder in such nominations; and

•	Any other information about the nominees that would be required to be disclosed in a proxy statement filed under then current SEC rules.

Any such notice must be sent to:  Home Diagnostics, Inc., Secretary, 2400 NW 55th Court, Fort Lauderdale, Florida 33309. The deadline for receipt of any stockholder nominations for the 2008 Annual Meeting of Stockholders is March 6, 2008.

PROCESS FOR IDENTIFYING AND EVALUATING NOMINEES

The Board will only recommend, consider and vote on director nominees who have been selected or recommended for the Board’s selection by a majority of the independent directors of the Board. Once the Board of Directors has identified a prospective nominee, the Board makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on the information provided to the Board with the recommendation of the prospective candidate, as well as the Board’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or to expand the size of the Board of Directors and factors such as independence, diversity, age, integrity, skills, expertise, breadth of experience, knowledge about the company’s business or industry and willingness to devote adequate time and effort to Board responsibilities in the context of the existing composition and needs of the board and its committees. If the Board of Directors determines that additional consideration is warranted, it may request a third-party search firm to gather additional information about the prospective nominee’s background and experience and to report its findings to the Board. The Board then evaluates the prospective nominee against the criteria set forth above.

The Board of Directors also considers such other relevant factors as it deems appropriate, including the current composition of the Board of Directors, the balance of management and independent directors, the need for Audit Committee and technical expertise and the evaluations of other prospective nominees. In connection with this evaluation, the Board determines whether to interview the prospective nominee, and if warranted, one or more members of the Board of Directors, and others, including members of management, as appropriate.

The Company has no separate policy with regard to the consideration of any director candidates recommended by security holders. However, the Board will consider director candidates recommended by security holders provided that such nominations are timely made as set forth above under the heading “DIRECTOR NOMINATIONS — Stockholder Recommendations”. Any person recommended by a security holder to serve on the Board of Directors will be considered upon the same terms as candidates recommended by any other person. To date, the Company has not received a proposal from a stockholder to nominate a director.

DIRECTOR INDEPENDENCE

On September 22, 2006, the Company’s Common Stock began trading on the NASDAQ Stock Market. In connection with its Common Stock listing, the Company became subject to the listing standards adopted by the NASDAQ Stock Market, including the NASDAQ director independence requirements. The full text of the NASDAQ Stock Market requirements can be found on its website (www.nasdaq.com). Under SEC and NASDAQ regulations, a minority of the members of each of the two committees of the Company’s Board of Directors are exempt from the SEC and NASDAQ independence requirements for a period of one year from the date of the Company’s initial public offering. As of the date hereof, the only director failing to meet such independence requirements is Donald P. Parson, who does not meet the SEC and NASDAQ independence requirements applicable to audit committee members, but who does meet the NASDAQ independence requirements applicable to directors that are not members of the Audit Committee. In making such determination, the Board has considered (i) Mr. Parson’s status as of counsel to the law firm of Satterlee Stephens Burke & Burke LLP, counsel to the Company, and the revenues received by such firm, and Mr. Parson, in connection with legal services performed by such firm on behalf of the Company and (ii) Mr. Holley’s beneficial ownership of common stock of the Company.

Pursuant to the NASDAQ Stock Market requirements, the Board undertook its annual review of director independence in April 2007. During this review, the Board considered transactions and relationships between each director or any member of his immediate family or their respective affiliates and the Company and its subsidiaries and affiliates, including those reported under “Transactions with Related Persons” below. The Board also examined transactions and relationships between directors or their affiliates and members of the Company’s senior management or their affiliates. As provided in the NASDAQ Stock Market requirements, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.

As a result of this review, the Board affirmatively determined that, except as described above, the director nominated for election at the Annual Meeting is independent of the Company and its management under the standards set forth in the requirements of the NASDAQ Stock Market. In addition, as further required by the NASDAQ Stock Market listing standards, the Board has made an affirmative determination as to each independent director that no material relationships exist between any non-employee director and the Company which, in the opinion of the Board, would interfere with the exercise of their independent judgment. For additional information regarding certain directors, see “Transactions with Related Persons” below.

COMMUNICATIONS WITH DIRECTORS

Stockholders and other parties interested in communicating directly with the non-employee directors as a group may do so by writing to: Chairman of the Board of Directors, Secretary, Home Diagnostics, Inc., 2400 NW 55th Court, Fort Lauderdale, Florida 33309, in an envelope marked “Confidential”. The Secretary of the Company will promptly forward to the Chairman of the Board of Directors all such correspondence. In addition, if you wish to communicate generally with the Board you may do so by writing to: Secretary, Home Diagnostics, Inc., 2400 NW 55th Court, Fort Lauderdale, Florida 33309. The Secretary of the Company reviews all such non-confidential correspondence and regularly forwards to the Board of Directors a summary of all correspondence as well as copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board of Directors or its committees or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board of Directors and request copies of any such non-confidential correspondence.

Any stockholder or employee may submit at any time a good faith complaint regarding any accounting, accounting controls, internal controls or auditing matters concerning the Company without fear of dismissal or retaliation of any kind. All such complaints are immediately brought to the attention of the Company’s internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters. Confidential, anonymous reports may be made by writing to the Chair of the Audit Committee, c/o Secretary, Home Diagnostics, Inc., 2400 NW 55th Court, Fort Lauderdale, Florida 33309, in an envelope marked “Confidential.”

These policies and procedures are not intended to alter or amend the requirements a security holder must satisfy in order to (1) present a stockholder proposal at a meeting of stockholders, (2) nominate a candidate for the Board of Directors or (3) recommend a candidate for the Board of Directors for consideration by the Board of Directors as set forth in the Company’s Amended and Restated Bylaws, the criteria and procedures regarding director nominations of the Board of Directors and/or Rule 14a-8 of the Securities Exchange Act of 1934 to the extent applicable.

The Company has a policy of encouraging all directors to attend the annual stockholder meetings. The Company did not hold an annual stockholder meeting last year.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion & Analysis (“CD&A) outlines the Company’s executive compensation programs. It explains how the Company makes executive compensation decisions, the data it uses and the reasoning behind the decisions that are made.

Following the CD&A are tables and other information that explain the compensation for the Company’s Chief Executive Officer, Chief Financial Officer and the Company’s three other most highly compensated executive officers who served in such capacities as of December 31, 2006 (the “named executive officers”). It also includes a section detailing potential compensation for named executive officers following termination of employment under several different situations.

I.	Overview of Our Compensation Programs

The Company’s executive compensation programs are designed to reward the achievement of specific annual, long-term and strategic goals. The Compensation Committee believes that the most effective executive compensation program is one that aligns executives’ interests with those of the stockholders by rewarding performance based on established goals with the objective of improving stockholder value.

The Compensation Committee evaluates compensation levels relative to Company and individual performance and to industry norms to ensure that the Company maintains its ability to attract and retain outstanding employees in key positions.

The Company’s executive compensation programs are designed to provide executives a reasonable level of fixed compensation (salary), the opportunity to receive an annual bonus based on corporate and individual performance and a long-term incentive designed to retain executives while aligning their interests with shareholders by rewarding them based on increases in shareholder value. The Company sets compensation levels, the relative mix of compensation elements, annual incentive opportunities and long term incentive grants based on the each executive’s position, responsibilities, performance and benchmark data derived from information reported in publicly-available proxy statements and market survey data. A significant amount of an executive’s total compensation is based on performance.

The Company’s approach to compensation changed in 2006 when the Company completed the IPO. The Company’s compensation programs before the IPO reflected that of a private company anticipating a liquidity event for its shareholders. Since the IPO, the Compensation Committee has been evaluating the existing compensation programs to ensure they are aligned with the Company’s short-term and long-term strategic initiatives. The current programs reflect the public nature of the Company.

II.	Components of Compensation

The Company provides four compensation components to named executive officers:

•	Base salary,

•	An annual incentive in the form of cash bonuses based on the achievement of specified goals and objectives,

•	Long-term incentive in the form of stock options, and

•	Benefits.

A. Base Salaries

The Company provides its named executive officers a base salary commensurate with their position, responsibilities and experience. The Compensation Committee annually reviews market data to understand the compensation market place for the Company’s executive officer positions. Market data the Compensation Committee considers includes published surveys and information from publicly-available compensation data for similar size companies. Salary adjustments, based on the market data, a review of the named executive officer’s performance, and the named executive officer’s salary relative to other executives are generally made each year on the employee’s employment anniversary date.

In 2006, the following salary adjustments were made:

	Salary			Annual
	Adjustment	Annual Salary	Salary	Salary after
Executive Officer	Date	before Adjustment	Adjustment	Adjustment

J. Richard Damron, Jr. — President and Chief Executive Officer	1/2/06	$395,000	$105,000	$500,000
Ronald L. Rubin — Vice President, Chief Financial Officer and Secretary	11/6/06	$270,000	$13,500	$283,500
Jon M. Schneider — Vice President, Operations	12/11/06	$191,360	$7,640	$199,000
Gregg A. Johnson — Vice President, Consumer Health	2/20/06	$189,280	$9,470	$198,750

Mr. Damron’s employment agreement was restructured in 2005. Mr. Damron’s January 2, 2006 salary adjustment was part of the restructuring of his employment agreement and reflects the Company’s pending change to a public company.

B. Cash Bonus Program

The Company maintains an annual cash bonus plan, the Home Diagnostics, Inc. Management Bonus Program (the “Bonus Program”), designed to reward management, including named executive officers, for Company and individual performance. Overall Company financial performance determines the size of a cash bonus pool which is allocated to participants based on achievement of functional area and individual goals and objectives. Achievement of functional area and/or individual performance does not guarantee an annual incentive payment; the pool must first be funded based on overall Company financial performance meeting Board designated targets.

The Bonus Program plan does not have a minimum eligible bonus. To determine the size of the cash bonus pool, the Compensation Committee establishes financial targets which are in excess of the prior year’s performance yet considered achievable at the beginning of the year.

Mr. Damron’s target incentive is 50% of salary. The target incentive for the other named executives officers is 40% of salary.

Actual 2006 financial performance was 88% of target resulting in a pool funded at 88% of target. Functional area and individual performance was evaluated by the Board on a discretionary basis. The Board reviewed performance and awarded bonuses to named executive officers of between 33% and 44% of salary (as disclosed in the Summary Compensation table following this discussion). This amount was slightly larger than the funded pool; however, based on non-financial performance, the Compensation Committee determined that an additional discretionary amount in excess of the funded pool was appropriate.

In addition to the Bonus Program, Mr. Damron and Mr. Rubin received a milestone bonus paid upon the successful closing of the IPO. The Compensation Committee considered the additional time and effort involved in completing the public offering and awarded a $250,000 bonus to Mr. Damron and a $50,000 bonus to Mr. Rubin. Other management employees of the Company also received milestone bonuses upon completion of the IPO.

C. Long-Term Incentives

In 2006, executive and managerial employees including named executive officers received stock option awards designed to reward grantees for increases in shareholder value. The options were granted at the time of the IPO. The grant price was equal to the IPO price. In prior years, the named executive officers also received stock option grants.

As a newly public entity, the Company has elected to grant options as the primary long-term incentive. In making this determination, the Company considered a number of factors including: the accounting impact, potential value of option grants versus other equity instruments, and the alignment of named executive officers with stockholders. The Company determined that grants of stock options:

•	enhances the link between the creation of stockholder value and long-term executive incentive compensation;

•	provide an opportunity for equity ownership by executives;

•	acts as a retention tool; and

•	provides competitive levels of total compensation.

Stock option award levels are determined based on market data and vary among participants based on their positions within the Company. The Company considered the accounting impact of continuing to grant stock options and determined that options are an effective long-term incentive instrument at this time.

Options granted in 2006 vest over a three year period, thirty five percent (35%) on the first and second anniversary of the grant date, and thirty percent (30%) on the third anniversary of the grant date.

D. Benefits

Named executive officers are eligible to participate in the Company’s standard medical, dental, vision, disability insurance, life insurance plans and other health and welfare plans provided to other full time employees. Mr. Tsao’s benefits differ modestly from the other named executive officers as his benefits are aligned with those available to other Company employees based in Taiwan.

Retirement Benefits

The Company’s retirement savings plans help the Company’s employees prepare for retirement. The Company’s objectives with regard to retirement savings plans are to provide benefit levels that are competitive when compared to similarly sized companies within general industry and that are designed with simple and straightforward terms to enable participants to maximize the value they receive from such plans.

All of the Company’s named executive officers with the exception of Mr. Tsao are entitled to participate in the Company’s 401(k) program.

In addition to those plans available to other employees, the Company provides managerial employees including the named executive officers with a deferred compensation plan which allows participants the opportunity to accumulate additional savings for retirement on a tax deferred basis. Under the deferred compensation plan eligible employees are permitted to defer a portion of their compensation. The Company is authorized to make discretionary contributions to the plan. The amounts under the plan are required to be paid upon termination of employment. Under terms of the plan, a termination in connection with a change of control requires a payment of the account balance and, for the named executive officers would accelerate any vesting of Company contributions to the plan. Consummation of the initial public offering was not considered a change of control under the plan.

In 2006, the Company’s Board of Directors terminated an old deferred compensation plan. Pursuant to the terms of the plan, Messrs. Damron and Johnson were entitled to 2,070 and 678 shares of common stock, respectively. No other named executive officer participated in the terminated plan.

III.	Employment Agreements and Post Termination Compensation

The Company’s maintains employment and other compensatory agreements with two of its named executive officers (Mr. Damron and Mr. Rubin) to ensure they will perform their roles for an extended period of time and to protect the Company through various restrictive covenants in the event the named executive officers terminate their employment with the Company. These agreements provide for severance compensation to be paid if the named executive officer’s employment is terminated under certain conditions, such as involuntary termination, termination by the Company for “cause,” death or disability, each as defined in the applicable agreement.

If the Company terminates the employment of Mr. Damron or Mr. Rubin, it will obligated to pay them certain compensation and other benefits as described in greater detail in the Potential Payments Upon Termination table below. The Company believes these payments are appropriate because the terminated named executive officer is bound by confidentiality, non-solicitation and non-compete provisions. This provides the Company with more flexibility to make a management change if such a change is in the best interests of the Company and stockholders.

Limitation on Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code denies a publicly held corporation a federal income tax deduction for the compensation of certain executive officers exceeding $1 million per year. “Performance based” compensation is not subject to the limitations on deductibility and the Compensation Committee strives to structure compensation so as to qualify for deductibility. Currently, the Company believes all compensation is deductible. However, the Compensation Committee may authorize compensation that may not be deductible when it deems it to be in the best interest of the Company and its stockholders.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis included in this Proxy Statement. Based on that review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee of the Board of Directors

Richard A. Upton, Chair
G. Douglas Lindgren
George H. Holley

Summary Compensation Table

The following table sets forth information concerning total compensation earned or paid to the named executive officers for services rendered to the Company during the most recent fiscal year.

Summary Compensation Table

					Option	All Other
Name and Principal		Salary		Bonus	Awards	Compensation	Total
Position	Year	($)		($)(1)	($)(2)	($)	($)

J. Richard Damron, Jr.	2006	497,981		472,498	28,864	12,124	1,011,467
President and Chief Executive Officer
Ronald L. Rubin	2006	271,817		145,040	251,757	8,323	676,937
Vice President, Chief Financial Officer and Secretary
Jon M. Schneider	2006	191,654		67,359	12,425	7,262	278,700
Senior Vice President, Operations
Gregg A. Johnson	2006	197,293		66,627	12,516	9,590	286,026
Vice President, Consumer Healthcare
Robert Tsao	2006	204,372	(3)	70,400	10,850	12,850	298,472
Managing Director, Applied Sciences Corporation

(1)	Includes discretionary bonus awards of $250,000 for J. Richard Damron, Jr. and $50,000 for Ronald L. Rubin for completion of the IPO.

(2)	For grants after January 1, 2006, based on Black Scholes fair value and expense recognition under SFAS 123R. For grants prior to January 1, 2006, amount determined based on fair value assumptions for pro forma stock-based compensation expense as disclosed in Note 2 to the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

(3)	Based on average foreign exchange Taiwan to U.S. dollar conversion rate of 32.53.

All Other Compensation

		Perquisites			Company
		and Other			Contributions	Discount
		Personal		Insurance	to Retirement and	on Stock
		Benefits		Premiums	401(k) Plans	Issued(1)	Total
Name	Year	($)		($)	($)	($)	($)

J. Richard Damron, Jr.	2006	—		823	7,500	3,801	12,124
Ronald L. Rubin	2006	—		823	7,500	—	8,323
Jon M. Schneider	2006	—		823	6,439	—	7,262
Gregg A. Johnson	2006	—		823	7,500	1,267	9,590
Robert Tsao	2006	12,850	(2)	—	—	—	12,850

(1)	Represents the difference between the fair market value of shares of the Company’s common stock issued to the employee pursuant to the provisions of a deferred compensation plan and the employee’s account balance under the plan. Under the plan, each participant in the plan was entitled to receive upon consummation of the IPO a number of shares of the Company’s common stock equal to the participant’s account balance divided by 85% of the value of a share of the Company’s common stock.

(2)	Automobile allowance.

Employment Agreement

The Company entered into an employment agreement with J. Richard Damron, Jr., its President and Chief Executive Officer, as of January 1, 2006. Mr. Damron’s employment agreement expires on December 31, 2008, and provides for an annual base salary of $500,000, which may be increased by the Board of Directors from time to time. Mr. Damron is also entitled to an annual bonus, in the discretion of the board of directors, of up to 50% of his base salary. Under his employment agreement, Mr. Damron received a bonus of $250,000 upon the closing of the IPO, and will be entitled to an additional $250,000 bonus if at least 80% of the capital stock of the Company is sold by the Company’s stockholders during the term of the agreement. The employment agreement provides that the Company will continue to provide health insurance to Mr. Damron and his spouse until the earlier of the first day of full Medicare benefits eligibility or August 21, 2019, notwithstanding the termination or expiration of the agreement.

If the employment agreement is terminated by the Company without cause or by Mr. Damron due to a material reduction in responsibilities or relocation beyond 15 miles from his residence, then Mr. Damron will receive the greater of (i) one year of his then current base salary or (ii) all salary that would otherwise have been due to Mr. Damron under the employment agreement from the date of termination, payable either bi-weekly or in a lump sum at the option of the Company.

Plan-Based Awards Granted in Last Fiscal Year

The following table provides information relating to plan-based awards granted to the named executive officers during the fiscal year ended December 31, 2006.

Grants of Plan-Based Awards

					All Other Option
					Awards:
					Number of
			Closing Market		Securities	Exercise or Base		Grant Date Fair
		Approval	Price Per Share on		Underlying	Price of Option		Value of Stock
Name	Grant Date	Date	Date of Grant		Options	Awards ($/Sh)		and Option Awards

J. Richard Damron, Jr.	9/26/2006	7/13/2006	$12.48		30,000	$12.00		$156,000
Ronald L. Rubin	9/26/2006	7/13/2006	$12.48		20,000	$12.00		$104,000
	3/7/2006	2/9/2006	N/A	(1)	65,520	$9.51	(1)	$349,720
Jon M. Schneider	9/26/2006	7/13/2006	$12.48		10,000	$12.00		$52,000
Gregg A. Johnson	9/26/2006	7/13/2006	$12.48		10,000	$12.00		$52,000
Robert Tsao	9/26/2006	7/13/2006	$12.48		10,000	$12.00		$52,000

(1)	The Board of Directors relied on a third-party valuation specialist to determine the fair value of the Company’s common stock to determine the exercise price for this grant since the grant preceded the IPO.

Outstanding Equity Awards

The following table provides information relating to outstanding equity awards granted to the named executive officers as of December 31, 2006.

Outstanding Equity Awards at December 31, 2006

		Option Awards
		Number of	Number of
		Securities	Securities
		Underlying	Underlying	Option Exercise	Option
		Unexercised Options	Unexercised Options	Price	Expiration
Name	Grant Date(1)	(#) Exercisable	(#) Unexercisable	($)	Date

J. Richard Damron, Jr.	9/26/2006	0	30,000	$12.00	9/26/2016
	4/1/2005	24,570	45,630	$3.85	4/1/2015
	5/1/2004	49,140	21,060	$3.85	5/1/2014
	12/10/2003	70,200	0	$3.63	12/10/2013
	12/10/2002	46,800	0	$3.42	12/10/2012
	1/1/2002	70,200	0	$2.99	1/1/2012
	12/13/2001	46,800	0	$2.99	12/13/2011
	8/16/2001	128,800	0	$2.99	8/16/2011

Ronald L. Rubin	9/26/2006	0	20,000	$12.00	9/26/2016
	3/7/2006	22,932	42,588	$9.51	3/7/2016

Jon M. Schneider	9/26/2006	0	10,000	$12.00	9/26/2016
	4/1/2005	3,276	6,084	$3.85	4/1/2015
	5/1/2004	6,552	2,808	$3.85	5/1/2014
	12/10/2003	9,360	0	$3.63	12/10/2013
	12/10/2002	5,850	0	$3.42	12/10/2012
	8/16/2001	32,374	0	$2.99	8/16/2011
	11/12/1999	37,826	0	$2.99	11/12/2009
	7/1/1998	53,820	0	$4.27	7/1/2008

Gregg A. Johnson	9/26/2006	0	10,000	$12.00	9/26/2016
	4/1/2005	3,276	6,084	$3.85	4/1/2015
	5/1/2004	6,552	2,808	$3.85	5/1/2014
	12/10/2003	11,700	0	$3.63	12/10/2013
	12/10/2002	11,700	0	$3.42	12/10/2012
	8/16/2001	35,100	0	$2.99	8/16/2011
	8/13/1999	70,200	0	$2.99	8/13/2009

Robert Tsao	9/26/2006	0	10,000	$12.00	9/26/2016
	4/1/2005	2,048	3,803	$3.85	4/1/2015
	12/10/2003	9,360	0	$3.63	12/10/2013
	12/10/2002	9,360	0	$3.42	12/10/2012
	8/16/2001	37,440	0	$2.99	8/16/2011
	12/10/1999	56,160	0	$2.99	12/10/2009

(1)	The information set forth in this column with respect to the date of grant of the Company’s outstanding equity awards is not required to be provided under applicable SEC rules.

Option Exercises and Stock Vested Information

The following table provides information relating to option exercises by our named executive officers during 2006.

Option Exercises During 2006

Option Awards
	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise
Name	(#)	($)

J. Richard Damron, Jr.	35,000	273,700
Ronald L. Rubin	—	—
Jon M. Schneider	—	—
Gregg A. Johnson	—	—
Robert Tsao	—	—

Nonqualified Deferred Compensation

	Aggregate Earnings in	Aggregate
	Last Fiscal Year	Withdrawals/
Name	($)	($)(1)

J. Richard Damron, Jr.	1,248	21,538
Ronald L. Rubin	—	—
Jon M. Schneider	—	—
Gregg A. Johnson	402	7,180
Robert Tsao	—	—

(1)	These amounts represent the account balance of Messrs. Damron and Johnson in a deferred compensation plan of the Company which was terminated in 2006. In connection with such termination, the Company issued shares of Company common stock to Messrs. Damron and Johnson at a price per share of 15% less than the IPO price per share in lieu of distributing to Messrs. Damron and Johnson their respective account balances in cash. There were no contributions to this plan during 2006.

Potential Payments Upon Termination or Change in Control

Payments to J. Richard Damron

In the event that Mr. Damron’s employment agreement is terminated by the Company for “cause”, he will be entitled to receive, after termination, all unpaid compensation earned and payable under his employment agreement through the date of termination.

In the event that Mr. Damron’s employment agreement is terminated by the Company without “cause” or by Mr. Damron upon the occurrence of a “just cause event”, Mr. Damron will be entitled to continue to receive, after such termination, the greater of (A) one year of his then current base salary or (B) all salary that would otherwise have been otherwise due to him under the employment agreement from the date of termination, either, at the option of the Company, as a lump sum or bi-weekly in the same manner and at the same time as if he had not been terminated.

Under Mr. Damron’s employment agreement, “cause” is defined as Mr. Damron’s dishonesty, willful or intentional harm to the Company or failure to comply with a reasonable request of the Board of Directors, material breach of his employment agreement, excessive absence, conviction of a felony under U.S. Federal, state or local laws or any applicable foreign laws, misconduct in connection with or affecting the business of the Company, negligence in performing his duties under his employment agreement, failure to perform his duties under his employment agreement after delivery to him by the Company of written notice identifying the duties not being performed by him or illegal drug use by him; provided, however, that “cause” does not include the refusal of Mr. Damron to accept a material, unconsented reduction in responsibilities and duties or to accept relocation from the offices other than to any comparable office space within 15 miles of his residence (any such reduction or relocation constituting a “just cause event”).

In the event that Mr. Damron’s employment agreement is terminated, (i) he will be allowed to continue to participate in the Company’s health insurance plan during any period that he is receiving bi-weekly compensation under his employment agreement and (ii) the Company must reimburse him for the cost of health insurance made available under COBRA.

In the event that Mr. Damron’s employment agreement is terminated or expires by its terms, he and his spouse will be entitled to continue participation in the Company’s health insurance plan at the Company’s expense until the earlier of the first day of full Medicare benefits eligibility or August 21, 2019, which health insurance plan will continue to provide him and his spouse with benefits that are comparable to those existing at the time of such termination or expiration of his employment agreement.

Pursuant to his employment agreement, Mr. Damron must keep the Company’s trade secrets and confidential information, whether or not prepared or developed by him, in the strictest of confidence at all times, both during and after the term of his employment agreement, and not use or disclose such secrets or information to others without the Company’s written consent, except when necessary to perform his duties with the Company.

Pursuant to his employment agreement, Mr. Damron agreed for twelve months after the termination of his employment with the Company not to (i) engage in, or contribute his knowledge to, any business entity or activity that is in competition with or adverse to the Company’s business activities, including, without limitation, with respect to the blood glucose monitoring business, or (ii) divert or attempt to divert from the Company any business the Company enjoyed or solicited from its customers during the period two years prior to the termination of his employment. Mr. Damron will be permitted to engage in the work or activity described in clause (i) of the preceding sentence if he provides the Company with clear and convincing written evidence, including assurances from his new employer and him, that the contribution of his knowledge to that work or activity will not cause him to disclose, base judgment upon or use any of the Company’s confidential information. If, solely as a result of his non-competition agreement, Mr. Damron is unable to secure employment appropriate to his abilities and training, despite his diligent efforts to do so, the Company will release him from his non-competition obligations, but only to the extent necessary to allow him to obtain such employment. In all other respects, the non-competition and confidentiality restrictions of his employment agreement will continue to apply.

Payments to Ronald L. Rubin

Pursuant to a letter agreement dated December 20, 2006 between Ronald L. Rubin and the Company, in the event that (i) Mr. Rubin’s employment is terminated by the Company at any time without “cause” or (ii) during the 12-month period after a “change of control” of the Company, Mr. Rubin’s employment is terminated by the Company or any successor entity without “cause,” or he is reassigned within the first three (3) years following a change of control with the Company or any successor entity to an office 25 miles or more from Mr. Rubin’s current office location, then he will be entitled to receive:

(i) six months salary continuation at his highest base salary during the past 12 months;

(ii) health benefits for him and his family during the salary continuation period; and

(iii) accelerated vesting of all outstanding stock options.

If Mr. Rubin becomes employed full-time with equivalent benefits following termination, all of the above-described income continuation and medical benefits will cease. However, if the new salary is less than his most recent salary at the Company, the Company will pay the difference between salaries through the end of the six-month salary continuation period.

Under the letter agreement, “change of control” means (i) any ’person’ (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the ’beneficial owner’ (as defined in Rule 13(d) under the Exchange Act, directly or indirectly, of securities representing fifty percent (50%) or more of the combined voting power of the then outstanding securities, (ii) a merger, consolidation, share exchange, business combination, joint venture or similar transactions, as a result of which the stockholders of the Company prior to such transaction hold less than fifty percent (50%) of the combined voting power of the then outstanding securities after giving effect to such transaction, (iii) any sale, lease, exchange, transfer or other disposition of all or substantially all of the assets of Company, or (iv) where the Company has filed a Current Report on Form 8-K reporting under current Item 5.01 (or other Item if subsequently renumbered or subsequent Item) that a change of control of the Company has occurred; and “cause” means (1) the indictment of, or the bringing of formal charges against Mr. Rubin by a governmental authority for charges involving fraud, embezzlement, dishonesty, violence or moral turpitude; (2) his commission of any criminal act; (3) willful misconduct, gross negligence, gross malfeasance, gross misfeasance, or gross misconduct by him in the performance of his job; (4) actions by him which cause the Company’s reputation or image to materially suffer; (5) a breach by him of his confidentiality and non-competition agreement; and (6) other events or matters relating to his job performance or conduct that would ordinarily cause an employer to seriously consider the termination of an employee’s employment.

Potential Payments Upon Termination or Change in Control

				Involuntary
	Executive			Not
	Benefits and	Voluntary		for Cause	For Cause	Termination
Name of Executive	Payments Upon	Termination	Retirement	Termination	Termination	Following COC		Disability	Death(2)
Officer	Termination	($)	($)	($)	($)	($)		($)	($)

J. Richard Damron, Jr.	Severance — Cash	—	—	1,000,000	—	1,250,000		—	—
	Vesting of Stock Options	—	—	—	—	450,414	(1)	—	—
	Benefits and Perquisites	96,693	96,693	96,693	96,693	96,693		96,693	49,718

	Total	96,693	96,693	1,096,693	96,693	1,797,107		96,693	49,718

Ronald L. Rubin	Severance — Cash	—	—	141,750	—	141,750		—	—
	Vesting of Stock Options	—	—	46,127	—	46,127		—	—
	Benefits and Perquisites	—	—	5,675	—	5,675		—	—

	Total	—	—	193,552	—	193,552		—	—

Jon M. Schneider	Vesting of Stock Options	—	—	—	—	60,055	(1)	—	—
Gregg A. Johnson	Vesting of Stock Options	—	—	—	—	60,055	(1)	—	—
Robert Tsao	Vesting of Stock Options	—	—	—	—	25,682	(1)	—	—

(1)	Acceleration of vesting upon termination following a change in control with respect to these outstanding awards is discretionary on the part of the Board of Directors.

(2)	Benefits payable to surviving spouse.

STANDARDS OF INTEGRITY

The Company has adopted written Standards of Integrity, which set forth the Company’s standards of expected business conduct and which are applicable to all employees of the Company, including the Chief Executive Officer, the principal financial officer, principal accounting officer or controller, and persons performing similar functions (each a “Principal Officer”), as well as the directors of the Company and satisfies the SEC’s definition of a “Code of Ethics.” A copy of the Company’s Standards of Integrity is available on the Company’s website (www.homediagnostics.com). The Company intends to post amendments to or waivers from its Standards of Integrity (to the extent applicable to or affecting any principal officer or director) on its website.

TRANSACTIONS WITH RELATED PERSONS

The following discussion identifies the Company’s material related transactions during 2006 in which any of the Company’s directors or executive officers, any person known to the Company to own of record or beneficially over 5% of the Company’s Common Stock, or any member of the immediate family of any such persons had, or has, a direct or indirect material interest.

In April 2007, the Board of Directors approved a written policy with respect to transactions between the Company or its subsidiaries and its directors, executive officers, shareholders owning in excess of 5% of the Company’s common stock, and their immediate family members and affiliates involving more than $10,000. This policy requires approval by the Audit Committee of such transactions or, where advance approval is not feasible, ratification of such transactions by the Audit Committee as soon as practicable. In reviewing such transactions, the Audit Committee will consider all of the relevant facts and circumstances, including (if applicable) but not limited to, the benefits to the Company, the availability of other sources for comparable products or services, the terms of the transaction, and the terms available to unrelated third parties or to employees generally. The Audit Committee will approve or ratify only those transactions with related persons that it determines to be in, or not inconsistent with, the best interests of the Company and its stockholders.

Debenture refinancing

On August 1, 2005, HDI delivered to The Estate of Robert Salem, one of the principal stockholders of HDI, a promissory note in the principal amount of $1,625,000, which bore interest at the rate of 8% per annum. The promissory note was issued to refinance and in full satisfaction of a debenture in the same principal amount issued to The Estate of Robert Salem on September 3, 2002. The 2002 debenture was issued to refinance debt owed to Robert Salem in connection with the acquisition by HDI of HDI’s Taiwan subsidiary in 1999. At December 31, 2005, the balance due under the promissory note was $650,000. The promissory note described above was paid by HDI in full during 2006. The total amount of interest paid on the promissory note by HDI was $6,500.

On September 1, 2005, HDI delivered to George H. Holley, a director and one of the principal stockholders of HDI, a promissory note in the principal amount of $1,625,000, which bore interest at the rate of 8% per annum. The promissory note was issued to refinance and in full satisfaction of a debenture in the same principal amount issued to Mr. Holley on September 3, 2002. The 2002 debenture was issued to refinance debt owed to Mr. Holley in connection with the acquisition by HDI of HDI’s Taiwan subsidiary in 1999. At December 31, 2005, the balance due under the promissory note was $650,000. The promissory note described above was paid by HDI in full during 2006. The total amount of interest paid on the promissory note by HDI was $6,500.

Redemption of preferred stock

The Company used approximately $10.4 million of the net proceeds of its initial public offering to redeem 115,238 shares of the Company’s Series F Preferred Stock, being all of the outstanding shares of that series, at the redemption price of $90.00 per share. As a result of such redemption, The Estate of Robert Salem, one of the principal stockholders of HDI, received approximately $2.5 million in redemption of its 27,395 shares of Series F Preferred Stock, George H. Holley, a director and one of the principal stockholders of HDI, received approximately $1.4 million in redemption of his 15,395 shares of Series F Preferred Stock, and Donald P. Parson, a director and one of the principal stockholders of HDI, received approximately $1.1 million in redemption of his 12,592 shares of Series F Preferred Stock. The Series F Preferred Stock was purchased in 1992 for $10.00 per share.

Other related party transactions and arrangements

Donald P. Parson, Vice Chairman of the Board of HDI, is of counsel to the law firm of Satterlee Stephens Burke & Burke LLP, which acts as legal counsel to HDI. During the years ended December 31, 2004, 2005, and 2006 the Company paid legal fees to this firm of $0.3 million, $0.1 million and $0.8 million, respectively.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL HOLDERS

The following table sets forth information regarding beneficial ownership of the Company’s Common Stock as of April 11, 2007 by (a) each person known to the Company to beneficially own more than 5% of the outstanding shares of the Common Stock of the Company, (b) each director of the Company, (c) the Company’s Chief Executive Officer and each other named executive officer and (d) all directors and executive officers of the Company as a group. The information in this table is based solely on statements in filings with the SEC or other reliable information. Unless otherwise indicated, each of these stockholders has sole voting and investment power with respect to the shares beneficially owned.

As of April 11, 2007, there were 17,908,283 shares of the Company’s Common Stock issued and outstanding. The number of shares and the percentage of class beneficially owned by the persons named in the table and by all executive officers and directors of the Company as a group is presented in accordance with Rule 13d-3 of the Exchange Act and includes, in addition to shares actually issued and outstanding, unissued shares that are subject to issuance upon exercise of options and/or warrants within 60 days of such date.

	Amount and
	nature of
	beneficial		Percent
Officers, directors and principal stockholders	ownership(1)		owned

George H. Holley	3,104,295	(2)	16.87%
Judy Salem, individually and as executrix for The Estate of Robert Salem	2,579,404	(3)	14.40%
Waddell & Reed Investment Management Company	1,001,400	(4)	5.59%
Fidelity Management and Research	955,835	(5)	5.34%
Donald P. Parson	919,119	(6)	5.01%
G. Douglas Lindgren	12,750	(7)	*
Richard A. Upton	4,250	(8)	*
J. Richard Damron, Jr.	519,210	(9)	2.82%
Jon M. Schneider	332,397	(10)	1.84%
Gregg A. Johnson	151,140	(11)	*
Ronald L. Rubin	24,932	(12)	*
Robert Tsao	163,215	(13)	*
All officers and directors as a group (13 persons)	5,389,390	(14)	27.05%

*	Less than 1%.

(1)	The persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them subject to community property laws where applicable and the information contained in this table and these notes.

(2)	Includes 496,573 shares issuable pursuant to options to purchase Common Stock exercisable within 60 days of the date hereof. Does not include 26,727 shares issuable pursuant to options to purchase Common Stock not exercisable until after that period. Mr. Holley’s business address is 2400 NW 55th Court, Fort Lauderdale, Florida 33309.

(3)	Includes 2,535,389 shares owned by The Estate of Robert Salem and 44,015 shares owned by Ms. Salem personally. The address of the reporting person is 15 Equestrian Ridge, Newtown, CT 06470.

(4)	This information is based solely on a Schedule 13G jointly filed with the SEC on February 14, 2007 by Waddell & Reed Financial, Inc. (“WDR”), a parent holding company, Waddell & Reed Financial Services, Inc. (“WRFSI”), a parent holding company and subsidiary of

WDR, Waddell & Reed, Inc. (“WRI”), a broker-dealer and underwriting subsidiary of WRFSI, Waddell & Reed Investment Management Company (“WRIMCO”), an investment advisor and investment advisor subsidiary of WRI, and Ivy Investment Management Company (“IICO”), an investment advisor and subsidiary of WDR. WDR reported that it had indirect sole voting power to vote or direct the vote of 1,001,400 shares and indirect sole power to dispose or direct the disposition of 1,001,400 shares. WRFSI and WRI reported indirect sole voting power to vote or direct the vote of 894,600 shares and indirect sole power to dispose or direct the disposition of 894,600 shares. WRIMCO reported it had direct sole voting power to vote or direct the vote of 894,600 shares and direct sole power to dispose or direct the disposition of 894,600 shares. IICO reported it had direct sole voting power to vote or direct the vote of 106,800 shares and direct sole power to dispose or direct the disposition of 106,800 shares. WRIMCO and IICO reported that their clients, including investment companies registered under the Investment Company Act of 1940 and other managed accounts, have the right to receive dividends from as well as proceeds from the sale of such securities. The address for reporting persons is 6300 Lamar Avenue, Overland Park, KS 66202.

(5)	This information is based solely on a Schedule 13G jointly filed with the SEC on February 14, 2007 by FMR Corp., a parent holding company (“FMR”), Edward C. Johnson 3d, Chairman of FMR (“ECJ”), and Fidelity Management & Research Company, a wholly-owned subsidiary of FMR and an investment advisor (“Fidelity”). Each of FMR, ECJ and Fidelity reported sole voting power over 51,700 shares, sole dispositive power over 955,835 shares and no shared voting or dispositive power. The reporting persons reported that various persons have the right to receive dividends from as well as proceeds from the sale of such securities. The address of the reporting persons is 82 Devonshire Street, Boston, MA 02109.

(6)	Includes 447,560 shares issuable pursuant to options to purchase Common Stock exercisable within 60 days of the date hereof. Does not include 14,040 shares issuable pursuant to options to purchase Common Stock not exercisable until after that period. Also includes 14,625 shares owned by Alberta Parson, Mr. Parson’s wife, and 2,925 shares owned by Alberta Parson as custodian for Emma Parson, Mr. Parson’s daughter. Mr. Parson’s business address is 230 Park Avenue, New York, New York 10169, with respect to which Mr. Parson shares voting and dispositive power.

(7)	Includes 8,500 shares owned jointly with Mr. Lindgren’s wife as to which Mr. Lindgren shares voting and dispositive power with his wife. Includes 4,250 shares issuable pursuant to options to purchase Common Stock exercisable within 60 days of the date hereof. Does not include 4,250 shares issuable pursuant to options to purchase Common Stock not exercisable until after that period.

(8)	Includes 4,250 shares issuable pursuant to options to purchase Common Stock exercisable within 60 days of the date hereof. Does not include 4,250 shares issuable pursuant to options to purchase Common Stock not exercisable until after that period.

(9)	Includes 482,140 shares issuable pursuant to options to purchase Common Stock exercisable within 60 days of the date hereof. Does not include 51,060 shares issuable pursuant to options to purchase Common Stock not exercisable until after that period.

(10)	Includes 155,142 shares issuable pursuant to options to purchase Common Stock exercisable within 60 days of the date hereof. Does not include 12,808 shares issuable pursuant to options to purchase Common Stock not exercisable until after that period.

(11)	Includes 144,612 shares issuable pursuant to options to purchase Common Stock exercisable within 60 days of the date hereof. Does not include 12,808 shares issuable pursuant to options to purchase Common Stock not exercisable until after that period.

(12)	Includes 22,932 shares issuable pursuant to options to purchase Common Stock exercisable within 60 days of the date hereof. Does not include 62,588 shares issuable pursuant to options to purchase Common Stock not exercisable until after that period.

(13)	Includes 116,415 shares issuable pursuant to options to purchase Common Stock exercisable within 60 days of the date hereof. Does not include 11,755 shares issuable pursuant to options to purchase Common Stock not exercisable until after that period.

(14)	Includes 2,013,806 shares issuable pursuant to options to purchase Common Stock exercisable within 60 days of the date hereof. Does not include 248,858 shares issuable pursuant to options to purchase Common Stock not exercisable until after that period. See Notes 2 through 13 above.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee was established by the Board of Directors on March 30, 2006 in connection with the Company’s initial public offering. Prior to this date, the functions of the Audit Committee were performed by the Board of Directors as a whole. The Audit Committee is comprised of the three directors named below. The Audit Committee of the Board of Directors is responsible for the review and oversight of the Company’s performance with respect to its financial responsibilities and the integrity of the Company’s accounting and reporting practices. The Audit Committee, in its capacity as a committee of the Board of Directors, is also responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company (including resolution of disagreements between management and the auditor regarding financial reporting), and each such registered public accounting firm must report directly to the Audit Committee. The Board of Directors has determined that two of the three members of the Audit Committee, i.e., G. Douglas Lindgren and Richard A.

Upton, are independent in accordance with NASDAQ Stock Market listing standards, that all three members of the Audit Committee are financially literate, as required by such requirements, as such qualification is interpreted by the Board of Directors in its business judgment, and that Mr. Lindgren is qualified as an “audit committee financial expert” within the meaning of the applicable SEC regulations. The Audit Committee operates under a written charter, a copy of which is available on the Company’s website at www.homediagnostics.com.

The Company, not the Audit Committee or the independent auditors, is responsible for the preparation of its financial statements and its operating results and for the appropriate safekeeping of the Company’s assets. The independent auditor’s responsibility is to attest to the fair presentation of the financial statements. The role of the Audit Committee is to be satisfied that both the Company and the independent auditors discharge their respective responsibilities effectively. However, no member of the Audit Committee is professionally engaged in the practice of accounting or auditing of the Company’s accounts, including with respect to auditor independence. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent auditors.

The Audit Committee met five times in 2006 and in April 2007. The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, the Company, and the Company’s independent auditors, PricewaterhouseCoopers LLP. The Audit Committee has reviewed and discussed with management and the independent auditors the Company’s audited financial statements. The Audit Committee has discussed significant accounting policies applied in the Company’s audited financial statements, as well as alternative treatments. Management has represented that the financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

The Audit Committee has discussed with the independent auditors matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements, the Company’s internal accounting controls and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Company’s independent auditors have also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1, as amended, “Independence Discussions with Audit Committees,” as adopted by the Public Company Accounting Oversight Board in Rule 3600T and discussed with the Audit Committee their independence from the Company. The Audit Committee has reviewed, among other things, the amount of fees paid to PricewaterhouseCoopers LLP for audit and non-audit services. The Audit Committee has concluded that the provision of the non-audit services listed in the table under the caption “Audit and Non-Audit Fees” below is compatible with maintaining the independence of PricewaterhouseCoopers LLP.

Based on its review and these meetings, discussions and reports, and subject to the limitations on its role and responsibilities referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2006 be included in the Company’s Annual Report on Form 10-K, for filing with the SEC. In addition, the Audit Committee has approved, subject to stockholder ratification, the selection of PricewaterhouseCoopers LLP as the Company’s independent auditor for 2007.

G. Douglas Lindgren, Chairman
Richard A. Upton
Donald P. Parson

AUDIT AND NON-AUDIT FEES

In accordance with the rules of the SEC, the following chart outlines fees pertaining to the years ended December 31, 2006 and December 31, 2005 by PricewaterhouseCoopers LLP:

	2006	2005

SERVICES PERFORMED
Audit Fees(1)	$827,647	$402,138
Audit-Related Fees(2)	70,087	—
Tax Fees(3)	13,208	13,355
All Other Fees(4)	—	—

Total Fees	$910,942	$415,493

(1)	Audit fees represent fees billed for professional services provided in connection with the audit of the Company’s annual consolidated financial statements, reviews of the Company’s quarterly financial statements and audit services provided in connection with statutory and regulatory filings for those years. Includes approximately $304,000 in 2006 related to the filing of Form S-1 with the Securities and Exchange Commission related to the Company’s initial public offering including comfort procedures and related consultation and advice.

(2)	Audit-related fees represent fees billed primarily for assurance and related services reasonably related to the performance of the audit or reviews of the Company’s financial statements or registration statements.

(3)	Tax fees principally represent fees billed for tax preparation, tax advice and tax planning services for our Taiwan subsidiary.

(4)	All other fees principally would include fees billed for products and services provided by the accountant, other than the services reported under the three captions above.

AUDIT COMMITTEE APPROVAL OF AUDIT AND NON-AUDIT SERVICES

In 2006, the Audit Committee had not formally adopted any pre-approval policies and procedures relating to the provision of audit and non-audit services by the Company’s independent auditors, PricewaterhouseCoopers LLP. Prior to the Company’s initial public offering in September 2006, each type of audit and non-audit service provided by PricewaterhouseCoopers LLP was approved on an individual basis by management in advance of the rendering of such services. Subsequent to the initial public offering, the Board approved the engagement of PricewaterhouseCoopers LLP to perform the Company’s 2006 audit. In April 2007, the Audit Committee established a policy for the pre-approval of audit and non-audit services performed for the Company by the independent auditors, which also specifies the types of services that the independent auditors may and may not provide to the Company. Prohibited services include bookkeeping, appraisal or valuation services and legal services. The policy provides for general pre-approval of services and specific case-by-case approval of certain services. The services that are pre-approved include (i) audit services, including audits of the Company’s subsidiaries and services associated with SEC filings and (ii) audit-related services, including transaction integration assistance and attestation services required by statute or regulation. The term of any pre-approval is 12 months and shall be subject to specific budgeted amounts or ratios as may be determined from time to time by the Audit Committee. The Audit Committee may revise the list of general pre-approved services from time to time based on subsequent determinations. Unless a type of service has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services which were addressed in the pre-approval policy, but exceed any pre-approved cost levels or budgeted amounts, will also require specific pre-approval by the Audit Committee. The Chair of the Audit Committee may represent the entire Audit Committee for purposes of preapproval of non-audit services. The Audit Committee will not delegate its responsibilities concerning pre-approval of services to management. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval policy and the fees for services performed to date. Management is required to report to the Audit Committee its engagement of the independent auditors to perform any of the services specifically pre-approved in the policy. The engagement terms and fees related to the Company’s annual audit remain subject to the specific approval of the Audit Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934 and SEC Rules, the Company’s directors, executive officers and beneficial owners of more than 10% of any class of equity security are required to file periodic reports of their initial ownership, and changes in that ownership, with the SEC. Reporting persons are required by SEC regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a). Based solely on its review of copies of such reports received by the Company and written representations of such reporting persons, the Company believes that during fiscal year 2006, all of its directors and executive officers complied with such SEC filing requirements.

OTHER MATTERS

As of the time of preparation of this Proxy Statement, neither the Board of Directors nor management intends to bring before the Annual Meeting any business other than the matters referred to in the Notice of Annual Meeting and this Proxy Statement. If any other business should properly come before the Annual Meeting, or any adjournment or postponement thereof, the persons named in the proxy will vote on such matters according to their best judgment.

Stockholders Sharing the Same Address

“Householding” of Proxy Materials.  The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or the Company that they or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or annual report, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by oral or written request to the Secretary, Home Diagnostics, Inc., 2400 NW 55th Court, Fort Lauderdale, Florida 33309; telephone (954) 677-9201

FORM 10-K ANNUAL REPORT

A copy of the Company’s Annual Report on Form 10-K as filed with the SEC (excluding exhibits) is being mailed together with this Proxy Statement. A copy of any Exhibit may be requested by any person in writing by addressing the request to the Secretary, Home Diagnostics, Inc., 2400 NW 55th Court, Fort Lauderdale, Florida 33309, and stating that such person is a beneficial owner of Common Stock of the Company. A charge equal to the reproduction cost of such exhibit will be made.  The Company is subject to the information and reporting requirements of the Securities Exchange Act of 1934 under which the Company files periodic reports, proxy statements and other information with the SEC. Copies of the reports, proxy statements and other information may be examined without charge at the Public Reference Section of the SEC, 100 F Street, NE., Room 1580, Washington, D.C. 20549, or on the Internet at www.sec.gov. A copy of the Company’s Annual Report on Form 10-K is also accessible on the Company’s website at http://www.homediagnostics.com.

The Company’s Standards of Integrity and the Audit Committee’s Charter are also accessible by following the links to “Corporate Governance” on the Company’s website. The Company will furnish copies of such documents without charge to any person requesting such documents in writing addressed to the Secretary, Home Diagnostics, Inc., 2400 NW 55th Court, Fort Lauderdale, Florida 33309, and stating that such person is a beneficial owner of Common Stock of the Company.

STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

Under rules the SEC has established, any stockholder who wishes to have a qualified proposal considered for inclusion in the Company’s proxy statement for the 2008 Annual Meeting of Stockholders must send notice of the proposal to the Company’s Secretary at its principal executive offices, Home Diagnostics, Inc., 2400 NW 55th Court, Fort Lauderdale, Florida 33309, so that the Company receives that notice by no later than March 6, 2008, unless the date of the Company’s 2008 Annual Meeting of Stockholders is more than 30 days from the anniversary date of the Company’s 2007 Annual Meeting of Stockholders, in which case the deadline is a reasonable time before the Company prints and mails its proxy materials for the 2008 Annual Meeting of Stockholders. If you submit a stockholder proposal, you must provide your name and record address, the number of shares of Common Stock you hold beneficially, the date or dates on which you acquired those shares, and documentary support for any claim of beneficial ownership.

In addition, the Company’s Amended and Restated Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting. In general, the procedure provides that stockholders must submit proposals to the Company containing certain information specified in the Company’s Amended and Restated Bylaws not less than 90 days prior to the first anniversary of the preceding year’s annual meeting. Accordingly, in order to be brought before the Company’s 2008 Annual Meeting of Stockholders, any such proposal must be submitted so that the Company receives the proposal no later than the close of business on March 6, 2008.

Stockholders should submit any such proposals to the Company’s Secretary at Home Diagnostics, Inc., 2400 NW 55th Court, Fort Lauderdale, Florida 33309. These requirements are in addition to the SEC’s requirements that a stockholder must comply with to have a stockholder proposal included in our proxy statement. As to all such matters which the Company does not have notice on or prior to March 6, 2008, discretionary authority shall be granted to the persons designated in the Company’s proxy related to 2008 Annual Meeting to vote on such proposal.

By Order of the Board of Directors

Ronald L. Rubin
Vice President, Chief Financial Officer and Secretary

2400 NW 55th Court, Fort Lauderdale, Florida 33309
April 27, 2007

HOME DIAGNOSTICS, INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF HOME DIAGNOSTICS, INC. FOR
ANNUAL MEETING OF STOCKHOLDERS ON JUNE 5, 2007
     The undersigned hereby constitutes and appoints J. Richard Damron, Jr. and Ronald L. Rubin, and each of them, the attorneys and proxies of the undersigned with full power of substitution to appear and to vote all of the shares of the Common Stock of Home Diagnostics, Inc. held of record by the undersigned on April 16, 2007 as if personally present at the Annual Meeting of Stockholders to be held at 9:00 a.m. Eastern Time on June 5, 2007 and any adjournment or postponement thereof, as designated below:
(1)	Election of Directors:

Class I Nominees (to serve a three-year term ending upon the Company’s 2010 Annual Meeting of Stockholders)

Donald P. Parson	☐ FOR	☐ WITHHOLD AUTHORITY
Tom Watlington	☐ FOR	☐ WITHHOLD AUTHORITY
(2)	To ratify the selection of PricewaterhouseCoopers LLP as the independent auditors of the Company for the fiscal year ending December 31, 2007.
☐   FOR          ☐   AGAINST          ☐   ABSTAIN
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF HOME DIAGNOSTICS INC. IF NO VOTE IS INDICATED, THIS PROXY WILL BE VOTED “FOR” EACH OF THE ABOVE PROPOSALS AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.
YOU ARE URGED TO DATE, SIGN AND RETURN PROMPTLY THIS PROXY IN THE ENVELOPE PROVIDED. IT IS IMPORTANT FOR YOU TO BE REPRESENTED AT THE ANNUAL MEETING. THIS PROXY IS TO BE RECEIVED BY MAIL IN THE POSTAGE-PAID ENVELOPE PROVIDED ON OR PRIOR TO JUNE 4, 2007, 5:00 P.M. EASTERN TIME.

Dated:	, 2007

Signature(s)

Print Name

IMPORTANT: please sign exactly as your name or names appear on this proxy, and when signing as an attorney, executor, administrator, trustee or guardian, give your full title as such. If the signatory is a corporation, sign the full corporate name by duly authorized officer, or if a partnership, sign in partnership name by authorized person.
Please indicate whether you intend to attend this meeting: ☐  Yes ☐  No
Householding Election: Please indicate if you consent to receive certain future investor communications in a single package per household: ☐  Yes ☐  No